Exhibit (11)

November     , 2016

Nexpoint Opportunistic Credit Fund

300 Crescent Court, Suite 700

Dallas, Texas 75201

Re: Nexpoint Opportunistic Credit Fund

Ladies and Gentlemen:

We have acted as special Delaware counsel for Nexpoint Opportunistic Credit Fund, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on March 2, 2016, as amended by the Certificate of Amendment, filed with the Secretary of State on September 13, 2016 (as amended, the “Certificate of Trust”);

(b)	The Declaration of Trust of the Trust, dated as of March 2, 2016, made by the trustees named therein, as amended and restated by the Amended and Restate Agreement and Declaration of Trust, dated as of June 10, 2016, by the trustees named therein (as so amended and restated, the “Trust Instrument”);

(c)	The By-Laws of the Trust dated as of March 22, 2016 (the “By-Laws”) and in effect on the date hereof as approved by the Board of Trustees of the Trust (the “Board”);

(d)	The Proxy Statement/Prospectus on Form N-14 (the “Prospectus”) with respect to the reorganization of the Trust, to be filed with the Securities and Exchange Commission on or about the date hereof;

Nexpoint Opportunistic Credit Fund

November     , 2016

(e)	Copies of certain resolutions (the “Resolutions”) adopted by the Board and the issuance of shares of beneficial interest in the Trust (each a “Share,” and collectively the “Shares”);

(f)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof; and

(g)	A Certificate of Good Standing for the Trust, dated November , 2016, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Instrument.

As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Trust.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Instrument, the By-laws, and the Certificate of Trust are in full force and effect and will not be amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties (other than the Trust) to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the payment by each Person to whom a Share has been or is to be issued by the Trust (collectively, the “Shareholders”) for such Share, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Prospectus, and (vii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Prospectus. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Nexpoint Opportunistic Credit Fund

November     , 2016

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801, et. seq.

2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and nonassessable beneficial interests in the Trust.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

EAM/JWP